Exhibit 99.2

FINAL TRANSCRIPT

Aug. 04. 2009 / 4:30PM ET, FACT - Q2 2009 FACET BIOTECH CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Jean Suzuki

Facet Biotech Corp. - IR

Faheem Hasnain

Facet Biotech Corp. - President, CEO

Andrew Guggenhime

Facet Biotech Corp. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jason Zhang

BMO Capital Markets - Analyst

PRESENTATION

Operator

 Good day, and welcome to the Facet Biotech Second Quarter 2009 Financial Results Conference Call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Miss Jean Suzuki, Corporate and Investor Relations. Please, go ahead.

Jean Suzuki  — Facet Biotech Corp. - IR

 Good afternoon, and thank you for joining us today. Today’s call will begin with a strategic overview of the company and an update on our development programs by Faheem Hasnain, President and Chief Executive Officer, followed by a discussion of our financial results and expectations by Andrew Guggenhime, Senior Vice President and Chief Financial Officer.

After the conclusion of the prepared remarks, we will open the call for questions. To ensure that everyone has an opportunity to address their questions, we request a limit of one question and one follow-up per person.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical development and milestones, expected 2009 financial performance and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements.

Factors that may cause differences between current expectations and actual results are described in our filing with the Securities and Exchange Commission, copies of which may be obtained at the Investor section on our website at facetbiotech.com.

The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation, and although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future. It is now my pleasure to introduce Faheem Hasnain.

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

 Thanks, Jean. Good afternoon, everyone. In our first 8 months as an independent company, we have demonstrated significant progress throughout our organization to advance the key objectives that I outlined for you earlier this year. I’m especially pleased with our research and development efforts in support of our Daclizumab, Elotuzumab and PL192 programs. Equally important is how well we’ve maintained financial discipline, which is reflected in our updated cash utilization guidance for the rest of 2009.

So, let me begin with the exciting news about our lead pipeline candidate, Daclizumab, or DAC HYP, which refers to the high-yield processed version of Daclizumab that we’re evaluating in our multiple sclerosis program in collaboration with Biogen Idec.

As you may have seen in our announcement yesterday, we’re moving forward with this program and we plan to request a special protocol assessment from the FDA prior to the initiation of a Phase III clinical trial for DAC HYP in MS.

A special protocol assessment is an FDA review of Phase III trial design to determine if that trial design, clinical endpoints and statistical analysis would be acceptable to the FDA before the start of the study. The request is standard practice for a good clinical trial design and has always been included in our development plans for this program.

So, we expect the initiation of the Phase III trial will occur in the first half of 2010, and upon enrolment of the first patient in this trial we would receive a $30 million milestone payment Biogen Idec. Prior to the start of the Phase III trial, we and Biogen Idec will provide additional details about this study.

Now consistent with the ongoing SELECT study, Biogen Idec will conduct the Phase III trial and lead the clinical development efforts. Because Biogen Idec will be leading these efforts, the advancement of the program will not impact our staffing levels.

In parallel with the Phase III trial planning activities, the companies continue to enroll patients in the SELECT Phase II/b monotherapy study of DAC HYP in MS. The independent Safety Monitoring Committee, or SMC, for the SELECT study conducted a planned interim futility analysis of a subset of the data, and based on this analysis the SMC recommended the continuation of the SELECT trial. This is the only futility analysis for the trial, and I remind you that SELECT remains a blinded study.

SELECT is a Phase IIb randomized, placebo-controlled, dose ranging study of Daclizumab HYP as a monotherapy treatment in patients with relapsing-remitting MS. Approximately 600 patients will be randomized to receive 150 milligrams Daclizumab, 300 milligrams Daclizumab or placebo every four weeks as a subcutaneous injection.

The primary endpoint is reduction in the annualized relapse rate. And secondary endpoints include reductions of new or enlarged gadolinium-enhanced magnetic resonance imaging lesions. SELECT is considered to be the first of two registration-enabling trials required by regulatory authorities.

Now, we also continue to conduct research into understanding Daclizumab’s mechanism of action as a treatment for MS. At the American Academy of Neurology in Seattle earlier this year, we presented results from the Choice study, demonstrating an exposure response relationship by Daclizumab in reducing activated T cells, an immune subset believed to play a prominent role in MS.

Now next month, we will present at the ECTRIMS Meeting in Dusseldorf and provide more insight into the biological effects of DAC HYP or Daclizumab in patients with MS, and we look forward to sharing more details after we make this presentation.

There remains a significant unmet medical need in MS. As of 2008, there are over 1 million patients worldwide diagnosed with MS, approximately 400,000 of whom are in the United States. With over 85% of these patients having the relapsing-remitting form of the disease at the time of diagnosis, we believe that Daclizumab may offer an important treatment option for MS, given its novel mechanism of action and the need for additional modalities of treatment.

Now, this program represents significant potential financial upside for Facet and our stockholders, given the terms of our collaboration agreement with Biogen Idec and the significant potential market opportunity.

And just as a reminder, in addition to the $30 million milestone payment from Biogen Idec upon enrollment of the first patient into the Phase III trial, the terms of our agreement provide for additional regulatory and development milestones, a 50-50 cost-sharing and 50-50 profit-sharing arrangement for sales in the US and EU and a royalty arrangement for sales outside those areas.

Now in addition to advancing our lead development candidate into Phase III, we continue to focus our internal resources primarily on building our oncology capabilities and advancing our oncology programs. Now to this end, we’ve added a very talented and experienced oncology-focused scientist to our leadership team.

Dr. Mark Rolfe will be joining Facet on August 20th as our new Senior Vice President and Chief Scientific Officer. Now, Mark comes to us from Millennium where he was responsible for oncology research and drug discovery activities and played an important leadership role on the Velcade program.

And at Facet, he will lead our research efforts, including target validation, translational medicine and protein engineering technologies, and of course will play a vital role in helping to shape the future direction of our research organization. We’re looking forward to having Mark on board and to both his scientific and overall leadership contribution to Facet.

Now, I’d like to step back and provide you with a bigger picture view of the company and where we’re headed. As we outlined at the beginning of this year, we have five main objectives that are critical to helping us build the greatest value for our investors.

And as a reminder they are first our focus on oncology, secondly, advancing our existing four clinical-stage pipeline programs, strategically expanding our pipeline to mitigate risk and increase our chances for success, refining our protein engineering platform technologies and identifying value creation opportunities. All the while, our fifth goal is to maintain operating and financial discipline.

So, let me take you through these five objectives and discuss our progress with each during the first half of 2009. First as it relates to our focus on oncology, Facet’s oncology research capabilities, particularly in translational medicine and engineering, are strengths of our organization.

Now under Mark’s leadership, we expect to intensify the level of activity in these areas. Understanding the biology of our drug candidates and gleaning as much insight as possible at about how they work and which patients are most likely to benefit will continue to be an important component of our R&D activities.

We’ve also been working closely with a number of leading oncologists with expertise in the translational aspects of drug development as well as pursuing scientific collaborations with leading academic institutions and other collaborators that will further our understanding of our drug candidates.

In the context of advancing our existing pipeline, which is our second objective, we have four programs in the clinic, all of which are products of our own internal research efforts. As I discussed earlier, our most advanced pipeline candidate is DAC HYP in MS. While this program is outside of our stated focus in oncology, it is an asset that presents a significant value creation opportunity, particularly in the light of the positive news we just announced.

Our three additional pipeline programs are in oncology indications. Elotuzumab is a humanized monoclonal antibody that’s in Phase I development for multiple myeloma and is partnered with Bristol-Myers Squibb. Elotuzumab targets the cell-surface glycoprotein CS1, which is highly and uniformly expressed on myeloma cells.

Now, we have three Phase I trials in multiple myeloma currently in progress: a trial evaluating Elotuzumab as a monotherapy and two combination studies, one with Velcade and one with Revlimid plus Dexamethasone. To date, the safety and response data from both combination trials have been encouraging, and we look forward to updating you on our progress later this year.

Now, one of the most interesting aspects of the Elotuzumab program is the work we have done to better understand how this antibody works from a biologic standpoint, particularly in combination with other drugs. Now based on data that we’ve generated to date, we believe Elotuzumab’s main mechanism of action is the elimination of myeloma cells through NK cell-mediated, antibody-dependent cellular cytotoxicity, or ADCC.

In preclinical studies, we found that both Velcade and Revlimid appear to enhance the ADCC activity of Elotuzumab but via different mechanisms, and Velcade may enhance Elotuzumab activity by rendering myeloma cells more vulnerable to NK cell-mediated ADCC. Revlimid, which has an immunomodulatory activity, may potentiate the activity of Elotuzumab by stimulating the production and activity of NK cells.

Now related to this, I want to take a moment to congratulate our Elotuzumab team and collaborators at the University of Arkansas on the acceptance of their manuscript on the preclinical data for Elotuzumab in combination with Velcade for publication in the journal, Molecular Cancer Therapeutics. This work as well as previous work with collaborators from the Dana-Farber Cancer Institution helped to inform the design of our clinical program from Elotuzumab plus Velcade, and so we are very pleased to have this data published in a peer review journal.

There’s still a lot to be learned about Elotuzumab, but I’m confident that the team we have in place, including our academic collaborators and our colleagues at BMS, will bring to light much of the science behind this promising antibody.

Our second oncology candidate it PDL192, which is a humanized monoclonal antibody that targets the TWEAK receptor. A Phase I trial of PDL192 in patients with advanced solid tumors is currently enrolling patients, and we expect to provide a preliminary safety update later in the year. PDL192 has shown significant preclinical activity in models, including in certain mutant cell lines in which currently approved biologic therapies appear to have little effect, such as K-ras and B-raf cell lines.

And as such, we are excited about the antibody’s potential. We hold worldwide rights to the PDL192 program and are in the process of defining a development path for this candidate. The near-term objective for us is to continue to understand the underlying science behind this antibody and its potential in the clinic.

Our third oncology candidate, Volociximab, is being developed in collaboration with Biogen Idec and is being tested in a Phase II trial in ovarian cancer and in a Phase I trial in non-small cell lung cancer. Patient follow-ups are being conducted, and we expect to provide an update on the program within the next few months.

Our third key objective is to add to our pipeline in a thoughtful and focused manner. We’re looking at oncology programs, both antibodies and small molecules, which have demonstrated clear evidence of biological activity and which we believe can enhance our existing pipeline while generating additional value for the company.

To that end, we reviewed a significant number of opportunities over the past several months. And while many of these opportunities have not met our criteria, we have found a number of compounds that are of significant interest to us and that, based on our evaluations to date, clearly meet our objectives.

We continue to believe that, given the overall market conditions and our financial position, we’re in a good place to approach these opportunities from a position of strength. And, as we’ve said before, we are being opportunistic in our approach and we’ll only execute a transaction to the extent that it’s consistent with our strategic and financial objectives and brings clear value to our existing oncology-focused pipeline.

Our fourth objective is to create value from our proprietary, next-generation, protein-engineering technologies, which were developed by our team of top-tier researchers. By creating a comprehensive mutational map, these technologies have the potential to systematically shape the clinical performance of protein-based drugs by improving half-life, binding affinity, potency, yields and manufacturing costs as well as lowering immunogenicity.

The value creation opportunity for us is in swiftly and systematically identifying improved compositions of matter and developing partnerships with companies looking to develop or protect improved protein therapeutics. Now, we’ve been encouraged by the discussions that we’ve had with a number of companies regarding potential partnerships for these technologies, and we’ll look forward to keeping you apprised as we move forward.

Finally, underlying all of our activities is our commitment to maintaining operating and financial discipline without compromising what’s needed to ensure long-term success for our R&D programs and our company. And, as Andrew will detail shortly, we’ve made great progress in managing our costs and our cash flow, so we believe we’re on the right track with our efforts. Andrew?

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

Great. Thanks, Faheem. And good afternoon, everyone. I’ll start my discussion today with a review of our Q2 financial results and then comment on our updated financial expectations for the year and provide an update on our current sub-lease activities.

Total revenues for the second quarter of 2009 increased to $10.6 million from $2.0 million in the prior-year comparable period. This increase was primarily due to $6.8 million in revenue recognized from the company’s collaboration with BMS, which was executed in the third quarter of 2008, and $1.2 million in royalties from EKR Therapeutics.

Total cost and expenses for the second quarter of 2009 increased to $52.9 million from $51.2 million in the prior-year period. The increase was primarily due to higher restructuring and asset impairment charges, which were partially offset by a significant decrease in R&D and G&A expenses.

The reduction in R&D and G&A expenses was largely due to reduced personnel-related expenses as a result of prior-period restructuring activities and reduced facility-related costs because of the Q2 lease-related restructuring charge, which decreases were partially offset by an increase in our stock-based compensation during the period.

The $16.9 million in restructuring charges in the second quarter of 2009 primarily resulted from Facet’s vacating approximately 240,000 square feet, or approximately 85% of the leased space in one of our two buildings at our corporate headquarters during the quarter. This consolidation, affected to lower costs, was executed in accordance with our restructuring plan we initiated in January 2009.

The restructuring charge was comprised of a $23.0 million lease-related restructuring liability, which represents our current estimate of the net present value of our expected lease costs related to the vacated space net of our estimated sub-lease income over the life of our lease, offset by a $6.0 million credit related to a deferred rent liability associated with the vacated space.

The increase in stock-based compensation for the second quarter of 2009 was primarily due to the issuance of at-the-money, fully-vested stock options granted to employees during the quarter. Consistent with our intentions as disclosed in prior SEC filings, we provided these grants to Facet employees who transitioned from PDL to Facet to compensate them for the estimated value of any vested PDL stock options that they forfeited in connection with the spin-off.

These stock options were fully vested as of the grant date and, as a result, we recognized $4.0 million in stock-based compensation expense, which represents 100% of the estimated fair value of these grants, immediately upon issuance in the second quarter of 2009.

Our net loss for the second quarter was $40.8 million, or $1.71, per basic and diluted share compared to a net loss of $49.7 million, or $2.08, per basic and diluted share for the second quarter of 2008.

Cash, cash equivalents, marketable securities and restricted cash totaled $371.1 million at June 30, 2009, a decrease from $403.4 million at December 31, 2008. We continue to effectively manage our burn rate through prudent expense management and our ongoing efforts to identify opportunities for cost reductions.

For this most recent quarter, cash utilization was $12.3 million, bringing our cash utilization for the first half of the year to $32.3 million. The reduced cash utilization for the second quarter, which was significantly lower than our run rate, was due primarily to a decrease in our working capital during the period.

The most notable working capital changes during the period resulted from the receipt of two quarters worth of payments rather than the typical one payment from BMS under our Elotuzumab collaboration for reimbursement of activities in both the fourth quarter of 2008 and the first quarter of 2009 and an increase in manufacturing-related payables at the end of the quarter resulting from the receipt of certain large invoices late in the quarter.

Additional details regarding the historical results in the period-over-period variances are summarized in the press release, in the accompanying tables as well as our 10-Q, which we just filed a short while ago.

As a result of our financial performance in the first half of the year and our expectations for the balance of the year, we are updating our full-year guidance for cash utilization and total costs and expenses. Our revised cash utilization guidance for the full-year 2009 is approximately $80 million, a significant reduction from our prior guidance of $95 million to $100 million.

This revision is due primarily to our ongoing cost management efforts, allowing us to drive toward the low end of our prior cash-related expense estimate, lower than anticipated capital expenditures and, to a lesser degree, a slight difference in our estimated steady-state working capital levels from our original estimate.

Based on our full-year estimate, we do expect cash utilization in the second half of the year to increase as compared to the first half due to higher spending on our clinical programs as these programs advance, retention bonuses that will be paid out in the second half of the year and as our working capital position returns to a more steady-state level.

The cash utilization estimate continues to include approximately $10 million in workforce-related cash costs discreet to 2009, including the retention bonuses just mentioned. It does not reflect the impact of any potential in-licensing activities or the receipt of potential inbound milestone payments related to our collaborations.

For example, we do not expect to receive the $30 million milestone payment from Biogen Idec due upon the enrolment of the first patient in the Phase III trial of DAC HYP until the first half of 2010, and thus it is not included in our updated cash guidance.

We also are revising our full-year guidance for total costs and expenses primarily to reflect the impact of the lease-related restructuring charge we incurred in the second quarter. Our current estimate for total costs and expenses for the year is a range of $155 million to $165 million compared to our prior range of $140 million to $160 million.

The current estimate includes $22 million in restructuring and asset impairment charges, equivalent to the charges recognized in the first 6 months of 2009, whereas our prior estimate included only $4 million in such charges. We continue to forecast $22 million to $25 million in depreciation, amortization and stock-based compensation.

Based on the highly judgmental estimates underlying the calculation of the Q2 lease-related restructuring charges and the ongoing nature of our sub-lease efforts, it is likely that our estimates of future sub-lease income will change in the second half of the year, based on activity resulting from those sub-lease efforts. As a result, we may incur additional restructuring charges or reverse portions of the current restructuring liability in the back half of 2009.

In addition, depending on the outcome of our sub-lease efforts, there are also scenarios under which the carrying value of certain of our property, plant and equipment and other facility-related assets could be impaired. Our 2009 guidance for cash utilization and total costs and expenses reflects the advancement of the DAC HYP program, consistent with our announcement today.

Looking ahead longer-term, today’s announcement does not impact our view that we have sufficient capital to fund our operations through the end of 2012 as our long-term expectations have always assumed advancement of this program.

On the sub-lease front, we continue to aggressively pursue opportunities to reduce our lease obligations. While the current overall market conditions remain challenging, we have seen a noticeable uptick in activity over the past quarter, particularly relative to the conditions at the end of 2008 through the early part of the 2009. We are encouraged by this activity and hopeful that it will lead to a transaction, or transactions, that will reduce our lease-related costs in the not too distant future.

In addition to these efforts to reduce our lease-related costs, we continue to pursue opportunities to streamline other aspects of our operations and reduce our cost structure. Our updated guidance for the year is reflective of our progress in this area.

And with that, I’d like to turn the call over to the operator for your questions. Operator, please begin.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from the line of Jason Zhang with BMO Capital Market.

Jason Zhang  — BMO Capital Markets - Analyst

Hi, good afternoon.

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

Hi, Jason.

Jason Zhang  — BMO Capital Markets - Analyst

A question — the first actually is — I guess is an accounting question for Andrew. So, the one-time charge — so, help me understand how this will work. So, you — you took a charge and most of it is not cash. I — if I’m — understand correctly. So, could this reduce — I assume it will reduce your future operating expense because you’re not using this building anymore. But, it doesn’t necessarily reduce your liability of — on your balance sheet. Is that correct?

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

It — Jason, this is Andrew, a good question. Let me cover there a couple of aspects. Let me try to best address it, and we can follow at the end. From a financial and economic standpoint, this does not impact anything. In terms of when the cash payments are made related to the lease, those are not impacted by this restructuring charge, nor is the ultimate economic or financial liability related to the lease. This is an accounting matter, and because we vacated this space in the second quarter, we then looked at our estimate of the net present value of the obligation related to that vacated space and considered our estimate of the future costs related to the space, net of our estimate, of the future sub-lease income we might earn related to that space.

And that estimate is highly judgmental in nature. You mentioned it was a one-time charge. In reality, because that estimate is likely to continue to move based on the underlying activities related to our sub-lease efforts we are likely, as I mentioned on the call, to either increase the restructuring charge in future periods or reduce the restructuring liability, depending on the progress of the discussions that we’re in or our estimates related to future sub-lease income.

From an accounting standpoint then, we are taking a charge. The charge we took in the second quarter accelerates expenses that we would have otherwise incurred in future periods, accounting expenses that we would have otherwise incurred, but does not impact the cash flow related to the facility or the lease.

Jason Zhang  — BMO Capital Markets - Analyst

Right. That’s what I understand, but you said there was a possibility that you could lower your liability. But again, if that is the case, it does not necessarily lower your accounting expense. But —.

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

It —.

Jason Zhang  — BMO Capital Markets - Analyst

The (inaudible)

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

It will lower the restructuring liability, which is on the balance sheet, or result in future restructuring charges that doesn’t impact the ultimate economic liability we have to the sub-landlord and the landlord of the building.

Jason Zhang  — BMO Capital Markets - Analyst

And how frequent are you going to do that, the reassessments?

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

It — well, we’ll constantly be assessing it every quarter, and any change would be based on whether our view of the estimated sub-lease income on a net present value basis then is different than it was at the time we made the estimate for the second quarter.

Jason Zhang  — BMO Capital Markets - Analyst

Okay. And then, can I ask you another question?

Andrew Guggenhime  — Facet Biotech Corp. - SVP, CFO

Sure.

Jason Zhang  — BMO Capital Markets - Analyst

For Hemu, you mentioned the protein engineering technology, and I remember we touched on that briefly before. And of course we all learned recently BMS bought Medarax, and I guess part of the reason is their humanization — actually the platform that can create human antibodies. So, for the investors who are not really fully understand this, how would you say what events could transpire so that they can put some value into that?

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

Right. So, I think the events would need to be a validating partnership with a pharma partner. We’ve got — as I mentioned to you, we’ve got basically three key capabilities with this technology, Jason. The first is the ability to improve half-life. The second is the ability to, and we think a very strong ability, to deimmunize antibodies, and the third is to be able to very comprehensively map the entire binding surface of an antibody to look for all of the possible mutations that would either positively, negatively or neutrally affect binding affinity. And the so what in that is the ability to define new composition of matter patents.

And so, the validation on this technology would be partnerships that we are currently exploring right now with numerous pharma partners and trying to establish relationships that would —.

Jason Zhang  — BMO Capital Markets - Analyst

I guess —.

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

Not only validate the technology but hopefully value the technology.

Jason Zhang  — BMO Capital Markets - Analyst

I guess for proof of concept, you have worked on something that you can show that to your potential partner and — I guess if someone is interested in that, you have to have something in the concrete form to show that, not only in the technology is — it’s validate and it actually has worked on some very common target that might also arise interest from a partner?

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

Correct. Correct, absolutely right, and we have been filing composition of matter patents over the last number of months.

Jason Zhang  — BMO Capital Markets - Analyst

Okay, thanks.

Operator

(Operator Instructions) If there are no further questions, I would like to turn the call over to Faheem Hasnain for closing remarks.

Faheem Hasnain  — Facet Biotech Corp. - President, CEO

Well, thank you very much, and obviously we’re very excited about the recent news that we have been able to disclose regarding our Daclizumab program. And in closing, I would like to thank our employees, our partners and all of the physicians and patients who’ve been taking part in our clinical programs as it’s due to their efforts that we’ve been able to accomplish so much in such a short period of time. We remain committed to our five key objectives and believe we are on the right track to building a great oncology company.

We’ll be at the Bank of Montreal Conference tomorrow, and we’re planning to attend the Thomas Weisel and UBS Conferences in September, and we look forward to seeing many of you in the coming months. So, thank you very much for listening to us today.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.